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                                                                       EXHIBIT 5


January 18, 2002



Scholastic Corporation
557 Broadway
New York, New York 10012

                           Re: SCHOLASTIC CORPORATION

Dear Sirs:

      We have acted as counsel to Scholastic Corporation, a Delaware corporation (the "Company"), in connection with the public offering of $300 million aggregate principal amount of its 5 3/4% Notes Due January 15, 2007 (the "Offered Notes") pursuant to the registration statement on Form S-3 (File No. 333-55238) (the "Registration Statement"), filed on February 8, 2001 with the Securities and Exchange Commission (the "Commission"), a prospectus dated February 28, 2001 (the "Prospectus") and related prospectus supplement dated January 17, 2002 (the "Prospectus Supplement"). The Offered Notes are to be issued under the Indenture (the "Senior Debt Indenture"), dated January 18, 2002, between the Company and Citibank, N.A., as Trustee, which is filed with the Commission as Exhibit 4.1 to the Company's Current Report on Form 8-K dated the date hereof.

      In so acting, we have examined originals, or copies identified to our satisfaction, of such documents, corporate records, certificates of public officials and officers of the Company and of such other instruments as we have deemed relevant or necessary for the purpose of this opinion.

      In rendering this opinion, we have assumed the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies, and we have assumed the genuineness of the signatures of the respective parties to such documents.



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Scholastic Corporation
January 18, 2002
Page 2



      Based upon the foregoing, and having regard for legal considerations that we deem relevant, we are of the opinion that:

      1. The Indenture has been duly authorized, executed and delivered by the Company and duly qualified under the Trust Indenture Act of 1939, as amended, and constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

      2. The Offered Notes have been duly authorized by the Company.

      3. When (a) the Offered Notes have been duly executed and authenticated in accordance with the terms of the Senior Debt Indenture and (b) the Offered Notes have been issued, sold and delivered in the manner and for the consideration stated in the underwriting agreement approved by the Board of Directors of the Company, upon payment of the consideration provided for therein, the Offered Notes will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting the enforcement of creditors' rights and to general equity principles.

      In connection with our opinions expressed above, we have assumed that the Offered Notes will have been duly executed and authenticated in accordance with the Senior Debt Indenture and issued and sold as contemplated in the Registration Statement. Insofar as the foregoing opinions relate to the legality, validity, binding effect or enforceability of any agreement or obligation of the Company, we have assumed that the Company and each other party to any such agreement or obligation has satisfied those legal requirements that are applicable to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the Federal laws of the United States of America, the laws of the State of New York or the General Corporation Law of the State of Delaware).

      We are members of the bar of the State of New York and we express no opinion as to any laws other than the Federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware including the provisions of the Delaware constitution and the reported judicial decisions interpreting these laws.

      We hereby consent to the filing of this opinion with the Commission on the date hereof as an exhibit to the Current Report on Form 8-K of the Company which will be incorporated by reference in the Registration Statement referred to above. We also consent to the use of our name in the Prospectus and the Prospectus Supplement under the heading "Validity of the Securities." By giving this opinion and such consent, we do not thereby admit that we are an "expert" within the meaning of Section 7 of the Securities Act of 1933, as amended. The

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Scholastic Corporation
January 18, 2002
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opinions expressed herein are solely for your benefit and may not be relied upon by any other person.

                                          Very truly yours,



                                          /s/ Coudert Brothers LLP